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                               PIMCO Advisors L.P.
                            800 Newport Center Drive
                         Newport Beach, California 92660

                            INITIAL CAPITAL AGREEMENT

                                               March 15, 2000

Fixed Income SHares
c/o PIMCO Advisory Services
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

      It is our understanding that Fixed Income SHares ("FISH") proposes to sell shares of beneficial interest (the "Shares") of the various investment portfolios (the "Portfolios") of FISH pursuant to a registration statement on Form N-1A filed with the Securities and Exchange Commission. In order to provide FISH with a net worth of at least $100,000 as required by Section 14 of the Investment Company Act of 1940, as amended, we hereby offer to purchase the number of Shares of each Portfolio as indicated below at the price per share indicated ("Initial Capital").

Portfolio                         No. of Shares               Price Per Share
---------                         -------------               ---------------

FISH: Series C                        5,000                        $  10
FISH: Series M                        5,000                        $  10

      We represent and warrant to FISH that the Shares are being acquired by us for investment and not with a view to the resale or further distribution thereof and that we have no present intention to redeem or dispose of any Shares.

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Please confirm that the foregoing correctly sets forth our agreement with FISH.

                                                 Very truly yours,

                                                 PIMCO ADVISORS L.P.


                                                 By: /s/ SUSAN A. MURPHY
                                                     ---------------------------
                                                 Name:  Susan A. Murphy
                                                 Title: President

Confirmed, as of the date first above mentioned

FIXED INCOME SHARES


By: /s/ BRIAN S. SHLISSEL
    -------------------------
Name:  Brian S. Shlissel
Title: Treasurer


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